FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

INTERNATIONAL TOWER HILL MINES LTD. (the “Issuer”)

Suite 1920 – 1188 West Georgia Street

Vancouver, BC, V6E 4A2

Phone:  604-683-6332 / Fax: 604-408-7499

Item 2.	Date of Material Change

November 10, 2010

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is November 10, 2010.  The press release was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer reports the closing of equity financings for an aggregate CAD 95,625,000.

Item 5.	Full Description of Material Change

The Issuer reports that they have closed the bought deal short form prospectus financing announced September 28, 2010 (the “Offering”).  The Issuer issued 10,400,000 common shares at a price of CAD 6.25 per common share for gross proceeds of CAD 65,000,000.  The syndicate of underwriters (the “Underwriters”) also exercised their over-allotment option to acquire an additional 1,560,000 common shares for additional gross proceeds of CAD 9,750,000.  Including the proceeds from the exercise of the over-allotment option, the total gross proceeds of the Offering were CAD 74,750,000.

In connection with the Offering, the Underwriters received a cash commission of 5% of the gross proceeds raised through the Offering.

In addition, the Issuer also announces the closing of a non-brokered private placement of 4,900,000 common shares at a price of CAD 6.25 per common share, for gross proceeds of CDN 30,625,000 (the “Private Placement”).  No finder’s fee was paid in connection with the Private Placement.  All common shares issued in the Private Placement are subject to resale restrictions in Canada and the United States.

The Issuer intends to use the net proceeds from the two financings for continued work on its Livengood Gold project in Alaska and for general working capital purposes.

The securities described above have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “1933 Act”) or any applicable state securities laws and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S under the 1933 Act) or persons in the United States absent registration or an applicable exemption from such registration requirements.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the foregoing securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Cautionary Note Regarding Forward-Looking Statements

This material change report contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable Canadian and US securities legislation.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated completion of the Canadian Public Offering and the Private Placement and the proposed use of the proceeds of the Canadian Public Offering and the Private Placement by the Issuer are forward-looking statements.  Although the Issuer believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Issuer cautions investors that any forward-looking statements by the Issuer are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, risks associated with the timing and pricing of the Canadian Public Offering and Private Placement, completion of the Canadian Public Offering and the Private Placement, regulatory approval/acceptance of the Canadian Public Offering and the Private Placement, and the use of proceeds from the Canadian Public Offering and Private Placement.  Other risks and uncertainties are disclosed in the Issuer’s Annual Information Form filed with certain securities commissions in Canada and the Issuer’s annual report on Form 40-F filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Issuer and filed with the appropriate regulatory agencies.  All of the Issuer's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Issuer's mineral properties.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Jeffrey A. Pontius, President & CEO

Business Telephone No.: (303) 470-8700

Item 9.	Date of Report

November 18, 2010